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For period ending September 30, 1995                        Exhibit 77C
File Number 811-3663

            PaineWebber/Kidder, Peabody Government Money Fund, Inc.

Shareholder Information

A special meeting of shareholders of PaineWebber/Kidder, Peabody Government Money Fund, Inc. ("Fund") was held on April 13, 1995. At the meeting David
J. Beaubien, William W. Hewitt, Jr., Thomas R. Jordan, Frank P.L. Minard and Carl W. Schafer were elected as directors to serve without limit in time, subject to resignation, retirement or removal. The selection of Deloitte & Touche LLP as the Fund's independent accountants was ratified.

The votes were as follows:

                          Shares Voted For  Shares Withhold Authority
                          ----------------  -------------------------
David J. Beaubien            151,078,261          5,650,160
William W. Hewitt, Jr.       151,078,261          5,650,160
Thomas R. Jordan             151,078,261          5,650,160
Frank P.L. Minard            151,078,261          5,650,160
Carl W. Schafer              151,078,261          5,650,160


                                    Shares       Shares            Shares
                                   Voted For  Voted Against   Withhold Authority
                                   ---------  -------------   ------------------
Ratification of the selection
  of Deloitte & Touche LLP       149,668,229    1,783,023          5,277,169



In addition the following agreements were approved for the Fund:

1) An interim investment advisory agreement between the Fund and Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") containing substantially the same terms, conditions and fees as the previous investment advisory agreement with Kidder Peabody Asset Management, Inc. ("KPAM").

The votes were as follows:

              Shares              Shares             Shares
             Voted For        Voted Against     Withhold Authority
             ---------        -------------     ------------------
            148,412,365         2,443,251            5,872,806

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2) A new investment advisory and administration agreement between the Fund and
PaineWebber Incorporated ("PaineWebber") containing the same fees and substantively similar material terms and conditions as the previous investment advisory agreement with KPAM to commence on the termination of the interim agreement.

The votes were as follows:

              Shares              Shares             Shares
             Voted For        Voted Against     Withhold Authority
             ---------        -------------     ------------------
            146,732,863         3,783,839           6,211,720


3) A new sub-advisory and sub-administration agreement between PaineWebber and Mitchell Hutchins to commence on the termination of the interim agreement for the Fund.

The votes were as follows:

              Shares              Shares             Shares
             Voted For        Voted Against     Withhold Authority
             ---------        -------------     ------------------
            147,562,466         2,579,319           6,586,636

Broker non-votes and abstentions are included within the "Shares Withhold Authority" totals.